Contact:  Jules L. Vinnedge             William K. Hamilton
               Investor Relations            Media Relations
               (419)  248-7377               (419) 248-6190

               Owens Corning Lowers Earnings Expectations,
                    Announces Restructuring Program

TOLEDO, OH, January 9, 1998 -- Owens Corning today announced lowered earnings expectations for 1997 and said it has launched a major restructuring program.

Due to continued pricing pressures in its Insulating System business, the company has lowered its earnings estimate to about $3.00 per share for 1997, excluding restructuring and other charges.

A pre-tax charge totaling approximately $250 million will be taken for restructuring and other related costs to reduce overhead, close manufacturing facilities and enhance manufacturing productivity with the objective of becoming the low-cost supplier. Approximately $140 million will be recorded in the fourth quarter of 1997, while the remaining charge will be taken in the first quarter of 1998. The restructuring will eliminate approximately 2,200 jobs, or 9 percent of the workforce.

The company also announced today that it will take a pre-tax charge of $25 million against fourth quarter 1997 earnings to comply with a newly adopted accounting rule affecting the capitalization of computer systems development projects.

"Despite our attempts to increase prices in certain insulation markets through the elimination of rebates and other actions, we have been unable to stop our selling price from eroding while standing firm on our strategy of maintaining our market share," stated Owens Corning
Chairman and Chief Executive Officer Glen H. Hiner.

"We estimate that industry prices in North American residential insulation declined 10 percent in 1997, versus our previous estimate of 5 to 6 percent," he continued. "We have exerted tight controls and oversight in the pricing arena, but we are still being impacted by overall market conditions.

"Therefore, we are undertaking a strategic restructuring program geared toward gaining a cost leadership position in our markets, competing more effectively and building value for our shareholders," he said. "These programs are expected to decrease operating costs by approximately $100 million in 1998, and by an additional $75 million when fully implemented in 1999, resulting in ongoing savings of $175 million per year."

Restructuring actions include:

     The fiberglass insulation facility in Candiac, Quebec is being shut down to focus manufacturing at lower-cost facilities.

     Savings will be obtained across the North American and European Building Materials businesses through the consolidation of facilities, elimination of low margin product lines, product line simplification and the continued integration of recent acquisitions.

     Composites manufacturing expenses will be reduced by scaling down operations at higher-cost facilities in Europe and Latin America, especially at the composites facility in Battice, Belgium and at the Sandefjord, Norway engineered pipe facility.

     The entire organization will be streamlined.
     International management overhead will be reduced by realigning the regional composites businesses in Latin
     America and Asia Pacific into the global composites business unit and by combining the building materials businesses for Europe, Asia Pacific and Latin America into one organization.


"As a result of our acquisition program, we will exceed $5 billion in sales in 1998," said Hiner. "However, we must now leverage our sales and our leadership position in the marketplace to drive strong cash flow and net income. This restructuring program will better position our organization to capitalize on opportunities in our four major systems:
Insulating, Roofing, Exterior and Composites."

Owens Corning is a world leader in high performance glass fiber composites and building materials with 1996 sales of $3.8 billion.


This news release contains forward-looking statements.
These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Some of the important factors that may influence possible differences are continued competitive factors and pricing pressures, construction activity, interest rate movements, issues involving implementation of new business systems, achievement of expected cost reductions and asbestos litigation. Further information on factors that could affect the company's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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